UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

Natera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37478	01-0894487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road, Suite 410

San Carlos, California 94070

(Address of principal executive offices, including zip code)

(650) 249-9090

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

On June 8, 2016, Natera, Inc. (“Natera”) and Illumina, Inc. (“Illumina”) entered into a third amendment (the “Third Amendment”) to that certain Supply Agreement dated August 16, 2013 (the “Agreement”). The Third Amendment extends the term of the Agreement to June 8, 2026 and grants Natera rights to use Illumina’s products supplied under the Agreement for oncology and transplant diagnostic testing for tests run in Natera’s CLIA laboratory. For oncology, Natera also received rights to develop and sell in vitro diagnostic kits and services (“IVDs”) worldwide. In exchange for these rights, Natera agreed to make certain milestone payments to Illumina, and certain royalty payments on Natera’s sales and use of such IVDs. The Third Amendment gives Illumina the right to adjust prices for the sequencers and reagents supplied under the Agreement under certain conditions. In addition to the termination rights previously established in the Agreement, the Third Amendment provides Illumina with the right to terminate: (a) certain rights under the Agreement upon two years’ prior notice provided that such termination occur no earlier than June 8, 2021; and (b) Natera’s rights with respect to IVDs if Natera has not obtained a premarket approval (“PMA”) for at least one IVD from the United States Food and Drug Administration by June 8, 2021, unless Natera is diligently pursuing approval of an active PMA application at such time.

The foregoing description of the Third Amendment is qualified in its entirety by reference to the full text of the Third Amendment which Natera intends to file with the Securities and Exchange Commission (“SEC”) as an exhibit to its next Quarterly Report on Form 10-Q.  Natera intends to seek confidential treatment of certain terms and provisions of the Third Amendment in connection with the filing of such agreement, in accordance with the procedures of the SEC.

Item 5.07.     Submission of Matters to a Vote of Security Holders.

On June 7, 2016, Natera held its Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, Natera’s stockholders voted on two proposals, each of which is described in more detail in Natera’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 21, 2016.

Only stockholders of record as of the close of business on April 19, 2016, the record date for the Annual Meeting, were entitled to vote at the Annual Meeting. As of the record date, 51,051,701 shares of Natera’s common stock were outstanding and entitled to vote at the Annual Meeting. In deciding all matters at the Annual Meeting, each holder of common stock of Natera was entitled to one vote for each share of common stock held as of the close of business on the record date.

The tabulation of the stockholders votes on each proposal brought before the Annual Meeting is as follows:

Proposal 1: The election of two directors to serve as Class I directors until the 2019 annual meeting of stockholders and until his successor is duly elected and qualified:

Name	For	Withheld	Broker Non-Votes
James I. Healy	33,946,002	2,298,580	10,720,373
Edward C. Driscoll, Jr.	34,034,854	2,209,728	10,720,373

Proposal 2: The ratification of the appointment of Ernst & Young LLP as Natera’s independent registered public accounting firm for the fiscal year ending December 31, 2016:

For	Against	Abstentions	Broker Non-Votes
46,962,154	2,801	0	0

Item 8.01.     Other Events.

Policy Regarding 10b5-1 Trading Plans

We have adopted an “Insider Trading Policy” that governs the trading of our securities by our directors, officers, employees and agents. Pursuant to the terms of that policy, such individuals may conduct any purchase or sale transactions in our securities through a trading plan (“Rule 10b5-1 Plan”) established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the company’s current policies, Rule 10b5-1 Plans can be entered into only during an open trading window and are subject to a “cooling-off” period before any sales or purchases may occur pursuant to such a trading plan.

We understand that Matthew Rabinowitz, our Chief Executive Officer, and Jonathan Sheena, our Chief Technology Officer, have separately incurred tax liabilities of approximately $10 million in the aggregate on non-cash income in 2016 and intend to satisfy some or all of such tax liabilities by selling up to 1,380,000 shares of our common stock, depending on market conditions and other factors (totaling approximately 2.67% of our outstanding common stock as of June 10, 2016). As of the date of this report, Dr. Rabinowitz and Mr. Sheena have each adopted a Rule 10b5-1 Plan pursuant to which such sales would be conducted. From time to time, other directors, officers, employees and agents have entered into and may in the future enter into Rule 10b5-1 Plans.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements regarding the plans of certain holders of our securities, which statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors. In addition, please note that the date of this Current Report on Form 8-K is June 13, 2016, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natera, Inc.

By:	/s/ Herm Rosenman
Herm Rosenman
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: June 13, 2016